Executive TeleCard, Ltd.
One Blue Hill Plaza
P. O. Box 1769
Suite 1650
PEARL RIVER, NY 10965
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FOR IMMEDIATE RELEASE

CONTACTS:         RICHARD E. COOPER/ROB SCHATZ
                  STRATEGIC GROWTH INTERNATIONAL, INC.
                  (516) 829-7111

             EXECUTIVE TELECARD, LTD. ADOPTS STOCKHOLDER RIGHTS PLAN

         (Pearl River, New York, February 18, 1997) -- Executive TeleCard, Ltd. (Nasdaq\National Market: EXTL) announced today that its Board of Directors has unanimously adopted a Stockholder Rights Plan and has declared a dividend granting to its stockholders the right to purchase for each Common Share one one-hundredth of a share of a series of preferred stock that will be established by the Company, at a price of $70 for each one one-hundredth of a Preference Share. The Rights will be issued on February 28, 1997 or shortly thereafter, to shareholders on that date.

         The Company stated that the Plan is designed to protect stockholders from various abusive takeover tactics, including attempts to acquire control of the Company at an inadequate price which would deny stockholders the full value of their investments. The Plan is designed to assure that any acquisition of the Company and/or any acquisition of control of the Company would take place under circumstances in which the Board of Directors can secure the best available transaction for all of the Company's stockholders. The Plan will encourage a potential buyer to negotiate appropriately with the Board prior to attempting a takeover and will have no effect on lawful proxy solicitation activity.

         Initially, the Rights are attached to the Company's common stock and are not exercisable. They become detached from the common stock and became immediately exercisable after any person or group becomes the beneficial owner of 15% or more of the Company's common stock or 10 days after any person or group of persons publicly announces a tender or exchange offer that would result in that same beneficial ownership level. If a buyer becomes a 15% owner in the Company, all Rights holders except such "Acquiring Person" (as defined in the "Plan") will be entitled to purchase the Company's stock at a price discounted from the then market price. If the Company is acquired in a merger after such acquisition, all Rights holders except the Acquiring Person will also be entitled to purchase stock in the acquiring company at a discount in accordance with the Plan.
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         The distribution of Rights will be made to common stockholders of record on February 28, 1997 and shares of common stock that are newly-issued after that date will also carry Rights until the Rights become detached from the common stock. The Rights will expire on February 28, 2007. The Company may redeem the Rights for $.01 each at any time before a buyer acquires a 15% position in the Company, and under certain other circumstances. The Rights distribution is not taxable to stockholders. Details of the Plan are included with a letter which will be mailed to all of the Company's stockholders of record as of February 28, 1997.

         The Board of Directors also approved an amendment to the Company's by-laws today to eliminate the ability of stockholders to call a special meeting and to require stockholders to provide reasonable notice to the Company for nominations of persons for election to its Board and for all other proposals of business to be considered at stockholder meetings.

         Executive TeleCard, founded in 1987, is an international telecommunications service company providing direct voice and data communications services via its World Direct(TM) global network. The key to Executive TeleCard's ongoing success is its unique partnerships with Postal Telegraph and Telephone Authorities around the world. Executive TeleCard's products and services include: revenue sharing partnerships, global calling cards, the only true global prepaid card platform, global Internet access (eGlobe(TM)), international and domestic toll-free service (Service 800(TM)), Colorado-based long-distance service (TeleCall(TM)) and multi-currency, detailed billing.


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